Exhibit 10.1
[TUMI LETTERHEAD]

October 12, 2011

Mr. Adam Levy
48 Barchester Way
Westfield, NJ 07090

Dear Adam:

It is with great pleasure that I extend our offer of employment to you as Executive Vice President, Retail. We are confident that you will be a great fit with Tumi, and that this position will provide you with an excellent opportunity for personal and professional growth.

1. Responsibilities

As Executive Vice President, Retail, reporting to me, you will be responsible for developing and executing strategies to grow sales and profitability of Tumi's retail business channel. You will provide strategic direction and oversight to deliver its annual plan as well as its long term targets. You will manage our direct to consumer businesses, including e-commerce, and retail merchandising, with profit and loss responsibility, as well as responsibility for the consumer experience. You will develop and execute annual sales and expense budgets and develop and maintain Tumi standards and best practices for all retail operations. You will monitor and evaluate retail business concerns to respond with brand enhancing, profitable solutions. You will also be responsible for evaluating, developing and leading your teams to ensure excellence in the team in the execution of company goals.

In addition, you will be responsible for the planning and construction of Tumi stores, shop-in-shops, and other installations, and for the development and procurement of fixtures that meet our brand, sales and merchandising goals. You and your staff will work with marketing, sales, and the design staff on the development of fixture programs, focus area visuals, and other materials for product presentation at retail, and then be responsible for procuring fixtures, and for communicating with, and executing the roll out to, the field. You will also work with the international teams in the development and operation of their retail and shop initiatives.

2. Compensation

You will receive $13,461.54 bi-weekly, which is equivalent to $350,000 per year. We will formally review your performance on an annual basis in order to evaluate progress toward your individual and our overall company goals. Based on your review, salary adjustments will be considered. Typically, the salary review process is slated to take place in July. Any adjustments will be pro-rated based on your period of service.

In addition, if the company achieves its key performance goals, you will have the opportunity to earn an annual bonus of up to 40% of your base salary based on company EBITDA and individual performance. A maximum bonus payout reflects outstanding performance by the company and exceptional achievement of individual goals. Any payout will be pro-rated for your period of service. Based on your hire date, you will be eligible for a pro-rated bonus for 2 1/2 months performance in 2011 payable in 2012. You must be employed with Tumi on the date of the bonus payout to be eligible to receive any portion of your bonus for the previous year. Typically, bonus payouts are slated to be paid in March.

In addition, you will receive an automobile allowance of $500 per month.

Should the opportunity arise, you will be eligible to participate in Tumi's stock option plan, details of which are unknown at present.

3. Vacation

You will be eligible to accrue four weeks of vacation time on a pro-rated basis over the course of each calendar year at the rate of 1.67 days per month, beginning in 2012. You will also accrue seven personal days per year on prorated basis at the rate of .5833 day per month. For 2011, you will accrue 1 personal day. The Associate Handbook outlines the vacation and personal day policies in completion. In addition, Tumi offers 11 holidays per year.

4. Other Benefits

You may elect to be enrolled in our medical, dental, and life insurance programs. We offer long term disability insurance and a Health Advocate Program at no cost to you. You may purchase supplemental life insurance and participate in our discount vision program. We also offer a Flexible Benefit Account for health and dependent care. Should you have any questions regarding coverage, please feel free to contact Lori Smith at our New Jersey office. Your coverage will commence the first of the month following your first thirty days of service.

In addition, you will be eligible for Tumi's executive level LTD and STD supplemental benefits and term life insurance at no cost to you.

5. Profit Sharing/401(k) Plan

You will be eligible to participate in the Tumi, Inc. Profit Sharing/401(k) Plan the first of the month after you complete six months of service. You can contribute up to 60% of your salary subject to maximums established by the government. Contribution deferral amounts can be pre-tax dollars, thereby reducing your taxable income. Tumi will match 100% of your elective contributions up to the first 3% of eligible compensation and 50% of your elective contributions on the next 2% of eligible compensation; maximum company match is 4%. In addition to this 401(k) program, Tumi also has a Profit Sharing program under which the company may make additional discretionary profit sharing contributions once you are eligible. Historically, profit sharing contributions have been in the range of 0-3% of base salary.

6. Severance

The Employment Period shall continue until a "Separation", which shall mean the date of the occurrence of any of the following events: (i) Executive's resignation, death or disability or (ii) termination of the Employment Period at any time, with or without Cause, as hereinafter defined.

In the event that the Company terminates Executive's employment without Cause, the Company shall continue to pay to Executive (consistent with past payroll practices) Executive's Base Salary during the Severance Period, as hereinafter defined; provided, however, that Executive has executed and delivered to the Company a General Release, in form and substance substantially similar to Exhibit A attached hereto. In addition, in the event that the Company terminates Executive's employment without Cause, the Company shall pay, during the Severance Period, the premiums for Executive's continuing medical/hospitalization insurance provided under the Company's medical/hospitalization insurance plan pursuant to the federal legislation known as "COBRA", on the same basis as the Company paid such premiums prior to the Separation; provided, however, that Executive shall make a COBRA election in accordance with the said plan, the Company continues to provide coverage under the plan to the Company's employees generally, and Executive otherwise continues to be eligible for continuation coverage under the said plan pursuant to COBRA and the terms of the plan. The "Severance Period" shall commence as of the day after the Separation, and shall be a period twelve (12) months.

In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company without Cause, Executive shall only be entitled to receive Executive's Base Salary through the date on which the Employment Period terminates, and Executive shall not be entitled to any other salary, compensation or benefits from the Company.

Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination of the Employment Period shall cease upon such termination (other than those expressly required under applicable law, such as COBRA). The Company may offset any amounts Executive owes the Company against any amounts the Company owes Executive.

For purposes of this Agreement, “Cause” shall mean: (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company (and/or to the Company's parent and any subsidiaries and affiliated companies of the Company) or any of its or their customers or suppliers; (ii) conduct tending to bring the Company (and/or to the Company's parent and any subsidiaries and affiliated companies of the Company) into substantial public disgrace or disrepute; (iii) substantial and repeated failure to perform the duties of the office held by Executive as reasonably directed by the Board; (iv) gross negligence or willful misconduct with respect to the Company (and/or to the Company's parent and any subsidiaries and affiliated companies of the Company); (v) any material breach of this Agreement that is not cured within 10 days after the Company delivers written notice of such breach to Executive.

7. Starting Date

Your official start date will be October 17, 2011 provided satisfactory results of your background check.

Adam, we believe that you will be a terrific addition to our Tumi Team, and look forward to you joining us. Please feel free to call me if you have any questions.

Sincerely,

/s/ Jerome Griffith
President and Chief Executive Officer

Accepted: /s/ Adam Levy 10/12/11
Adam Levy        Date